EX-11
Statement Re:  Computation of Earnings per Share

                               FaxSav Incorporated

                          Pro forma earnings per share

                                   EXHIBIT 11

                                              Three Months Ended
                                                   March 31
                                             1997              1996
                                             -----             -----
       Net loss                            (2,171,770)      (1,519,086)
                                           ==========       ==========
       Weighted average number of
       common and equivalent shares
       used in computing pro forma
       loss per share:
       Actual                               9,787,798          327,354
       Effect of converting all
       preferred into common stock                  0        8,595,556
                                           ----------       ----------
                                            9,787,798        8,922,910
                                           ==========       ==========
       Pro forma net loss per common
       and equivalent share                $    (0.22)      $    (0.17)
                                           ==========       ==========